Exhibit 19.1
COURSERA, INC.
INSIDER TRADING POLICY
(as amended on July 24, 2024)
1.Purpose.
Coursera, Inc. (“Coursera”, and collectively with its subsidiaries and branches, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. As part of this commitment, the Company has adopted this Insider Trading Policy (this “Policy”) to establish guidelines and procedures to prevent insider trading, or allegations of insider trading, involving the Company’s securities.
Insider trading is not only illegal but also against the Company's policy. Violations of this Policy will be taken seriously and may result in disciplinary action, up to and including termination of employment, as well as potential legal and criminal penalties.
It is the responsibility of every Covered Person (as defined below) to understand and comply with this Policy.
2. Applicability.
This Policy applies to the following persons and entities (collectively, “Covered Persons”):
●all employees, officers, contractors and consultants of the Company and members of Coursera’s Board of Directors (“Board Members”);
●any family members of a Covered Person who reside with such Covered Person (including a child away at college), anyone else who lives in such Covered Person’s household, and any other family members whose transactions in the Company’s securities are directed by such Covered Person or are subject to a Covered Person’s influence or control (collectively, “Covered Family Members”); and
●any entities, including any trusts, corporations, or partnerships (including venture capital funds) that a Covered Person influences or controls (“Controlled Entities”).
Covered Persons are responsible for the compliance of their respective Covered Family Members and Controlled Entities.
This Policy applies to all Covered Persons regardless of whether they are a resident of the United States or another country.
This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options to purchase common stock, restricted stock units and awards, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company. This Policy also applies to material nonpublic information relating to any other company, including our customers or educator partners, obtained in the course of rendering services to the Company, as further described below.

3. The Consequences; Reporting Violations
The consequences of insider trading violations can be substantial.
For Covered Persons who trade on inside information (or tip information to others):
●disgorgement of profits;
●prison sentence of up to 20 years (30 years in certain circumstances);
●civil penalty of up to three times the profit gained or loss avoided; and
criminal fine of up to $5 million (no matter how small the profit).

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
●civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Individual’s violation; and
●criminal penalty of up to $25 million.

In addition, plaintiffs may claim that Covered Persons or the Company are also liable to contemporaneous traders.

Further, if the Company has a reasonable basis to conclude that a Covered Person has violated this Policy, whether or not knowingly, the Company may impose sanctions, including dismissal for cause. In addition, the Company may issue stop-transfer orders in order to enforce this Policy. An investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency, regardless of whether it results in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career. The size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades (e.g., trades as small as $400) have resulted in SEC investigations and lawsuits.

Any Covered Person who violates this Policy or any applicable insider trading laws, or knows of any such violation by any other Covered Person, must report the violation immediately to the Company’s General Counsel or Chief Financial Officer.

4. Our Policy.
No trading when in possession of material nonpublic information. If a Covered Person is in possession of material nonpublic information (often referred to as “inside information”) about the Company, the Covered Person is not permitted to trade in the Company’s securities except as otherwise specified in this Policy (e.g. pursuant to a Trading Plan, as such term is defined below), or engage in any other action to take advantage of, or disclose to others, such information.
No disclosure of material nonpublic information or trading advice. Covered Persons are not permitted to disclose material nonpublic information or provide trading advice to others (also referred to as “tipping”) while in possession of material nonpublic information about the Company. Liability for tipping can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions.

No trading or disclosure with respect to material nonpublic information of other companies. No Covered Person who, in the course of rendering services to the Company, learns of material nonpublic information about another public company (including the Company’s customers, suppliers or partners) (a “third party company”), may, while in possession of such material nonpublic information, (a) trade in that third party company’s securities; (b) disclose material nonpublic information about such third party company to anyone; (c) trade in the securities of another entity (including the Company’s securities) based upon material nonpublic information about such third party company or based on material nonpublic information about the Company (i.e., “shadow trading”); or (d) give anyone trading advice about such other public company.
What is material nonpublic information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company or any securities of any other company as to which the person receives information not available to investors generally. In short, “material information” includes any information that reasonably could affect the price of the Company’s securities or any other securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.

Examples: Common examples of information that will frequently be regarded as material are:
●earnings information and financial and operating results, projections of future earnings, losses, or other business activity;
●news of a possible merger, acquisition, or tender offer;
●news of a possible material agreement, collaboration, or partnership;
●significant new products or services or delays in new product or service introduction or development;
●plans to raise additional capital through stock sales or otherwise;
●gain or loss of a significant partner or customer;
●discoveries, grants, or allowances or disallowances of patents;
●changes in management;
●news of a significant sale of assets;
●impending bankruptcy, restructuring, or financial liquidity problems;
●changes in dividend policies or the declaration of a stock split or stock repurchase
● plans;
●pending or threatened significant litigation or regulatory proceedings, or the resolution of such litigation or proceedings;
●regulatory approvals or changes in regulations that may materially impact the Company;
●bank borrowings or other financing transactions out of the ordinary course;
●changes in auditors or a determination that the Company’s financial statements can no longer be relied upon; and
●significant cybersecurity incidents.

Information is “nonpublic” if it has not been widely disseminated to the public, which typically entails broad dissemination through a press release to national wire services or a filing or furnishing to the SEC of a report on Form 8-K or other SEC filing.
In all cases the responsibility for determining whether a Covered Person is in possession of material nonpublic information rests with such person.

It may be improper for a Covered Person to trade in the Company’s securities immediately after the Company has made a public announcement of material information, including earnings releases. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackouts.” To avoid the appearance of impropriety, as a general rule, Covered Persons who are in possession of material nonpublic information about the Company should not trade in the Company’s securities until at least two full trading days have passed following the release of such information. Thus, if an announcement were made after the market close on a Monday, Thursday generally would be the first day on which Covered Persons would be able to trade. If an announcement were made after the market close on a Friday, Wednesday generally would be the first eligible trading day.
20/20 Hindsight. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Persons should carefully consider how regulators and others might view their transactions in hindsight.
Transactions that may seem necessary or justifiable for personal reasons (such as the need to raise money for an emergency expenditure) do not provide an exception to this Policy. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Trading Blackout Periods. From time to time, the Company may require that Covered Persons suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such trading blackout period, and may not disclose to others the fact that they have been suspended from trading (other than as strictly necessary to prevent Covered Family Members and Controlled Entities from trading).
Earnings Trading Blackouts. All Covered Persons are subject to a stock trading blackout period beginning on the 16th day of the final month of a fiscal quarter through and until two full trading days has passed after earnings for that quarter are released. All Covered Persons whose employment or service with the Company ceases during a trading blackout period shall remain subject to the blackout period for the duration of the blackout period.
For the avoidance of doubt, no trading is permitted at any time that a Covered Person is actually aware of material nonpublic information, even when a trading blackout is not in effect.
Restricted Stock Awards / Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of shares resulting from the vesting of restricted stock or restricted stock units. Such transactions must take place when a trading blackout is not in effect (i.e. during an open trading window).
Stock Option Exercises. This Policy does not apply to the cash exercise of a stock option. This Policy does apply, however, to any subsequent sale of the stock received upon the exercise of an option, as well as the sale of stock as part of a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise and/or taxes. Such transactions must take place when a trading blackout is not in effect (i.e. during an open trading window).

Preclearance of trades of Company securities. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where a Covered Person engages in a trade while unaware of a pending major development), all Board Members, all individuals designated as “officers” for the purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and certain employees of the Company in a position to have access to material nonpublic information who are designated on a preclearance list by the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel from time to time (such persons, the “Predetermined Insiders”) must obtain preclearance in writing from the Company’s General Counsel or their designees (in the absence of a General Counsel, our Chief Financial Officer) of all transactions in Company securities (e.g. sales, purchases, transfers, gifts, etc.). Board Members, Section 16 Officers, and Predetermined Insiders must submit a written request for preclearance of a transaction (including with respect to a transaction by their Covered Family Members or Controlled Entities), unless the transaction is pursuant to a Trading Plan (as defined below). Unless revoked, a grant of preclearance will generally remain valid until the close of trading five (5) business days following the day on which it was granted. If the transaction does not occur during the five trading-day period, preclearance of the transaction must be re-requested. The Company’s General Counsel or their designee will maintain the list of Predetermined Insiders and will inform such individuals of such status and the preclearance process.
Preclearance does not relieve anyone of their responsibility under SEC rules. All Covered Persons, whether subject to preclearance or not, are responsible for adherence to this Policy, including, but not limited to:
●not tipping or trading on material nonpublic information;
●not trading during trading blackout periods;
●not trading for two full trading days after earnings announcements or other significant Company announcements; and
●not trading in securities on a short-term basis.

If any Covered Person is in doubt of whether or not preclearance is required, the Covered Person should inquire with the Company’s General Counsel or their designee (in the absence of a General Counsel, our Chief Financial Officer) or submit for preclearance as a cautionary measure.
10b5-1 Trading Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. Trades by Covered Persons in the Company’s securities otherwise prohibited by this Policy may be permitted if they are executed pursuant to a trading plan (“Trading Plan”) that meets the following requirements:
●the Trading Plan must comply with the requirements of Rule 10b5-1;
●the Trading Plan is adopted when a trading blackout is not in effect (i.e. during an open trading window);
●the Trading Plan includes a representation, as contemplated in Rule 10b5-1, that on the date of adoption of the plan, the person seeking to trade under such plan is not aware of any material non-public information about the Company or its securities and such person is adopting the plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

●the first trade under the Trading Plan does not occur until expiration of the applicable SEC-mandated waiting period (commonly referred to as the “cooling off period”);
●the Trading Plan complies with any other applicable SEC rules and regulations then in effect; and
●the Trading Plan has been approved or acknowledged in writing in advance of adoption by the Chief Financial Officer, General Counsel or their designee.

Members of the Board of Directors, Section 16 Officers and Predetermined Insiders are strongly encouraged to only trade in the Company’s securities pursuant to a Trading Plan. Covered Persons who enter into a Trading Plan are not permitted to trade in the Company’s securities outside of the Trading Plan while it is in effect.
Adoption of a Trading Plan does not exempt Covered Persons from complying with the Section 16 six-month short swing profit rules or liability.
The adoption, modification and/or termination of a Trading Plan by Section 16 Officers and Board Members is subject to applicable SEC rules regarding disclosure thereof and may otherwise be publicly disclosed by the Company.
Termination or Amendment of Trading Plans. Termination or amendment of a Trading Plan is discouraged. A Covered Person may only terminate his or her Trading Plan as may be permitted by the terms of the Covered Person’s Trading Plan and applicable SEC requirements. Termination is effected upon written notice to the broker, and prior written notice must also be provided to the Company’s General Counsel or designee. If a Covered Person terminates their Trading Plan, any new Trading Plan would be subject to the applicable SEC-mandated “cooling off” period and any other restrictions then in effect by the SEC.
Any modification of a Trading Plan that changes the amount, price, or timing of the purchase or sale of the Company’s securities underlying the Trading Plan will be deemed to be the same as terminating the Trading Plan and entering into a new Trading Plan. As a result, the process for a Trading Plan modification is the same as the process for initially adopting a Trading Plan, including being subject to a new “cooling-off” period.
Post-Termination Transactions. This Policy continues to apply to each Covered Person’s transactions in Company securities even after their employment, board service, or consulting services terminate. If you are in possession of material nonpublic information when your service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material. All Covered Persons whose employment or service with the Company ceases during a blackout period shall remain subject to the blackout period for the duration of the blackout period. Section 16 Officers, Board Members, and beneficial owners of over 10% of a class of the Company’s equity securities who are subject to this Policy should be careful not to enter into separate buy and sell transactions for six months after their termination of employment or service to ensure they do not violate the SEC’s short-swing profit rules.
Company Transactions. Transactions by the Company in the Company’s securities, such as repurchases of the Company’s stock, must comply with applicable securities laws.

5. Additional Prohibited Transactions.
The following activities with respect to securities of the Company are prohibited, unless otherwise specified below:
●Short sales of Company securities are prohibited — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction. Note that federal securities laws also generally prohibit 10% holders, officers, and directors from engaging in short sales except under very limited circumstances.
●Buying or selling puts or calls, or their equivalent positions, on Company securities is prohibited — This includes options and derivatives trading on any of the stock exchanges or futures exchanges, including cashless collars.
●Margin accounts or pledging Company securities is prohibited — This means securities held in a margin account as collateral for a margin loan, and securities pledged (or hypothecated) as collateral for a loan. This also includes borrowing from a brokerage firm, bank, or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
●Hedging or monetization transactions involving Company securities are prohibited — Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may enable a Covered Person to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objections as the Company’s other stockholders. Accordingly, hedging and monetization transactions are not permitted.
●Trading in securities on a short-term basis — Board Members, Section 16 Officers, and beneficial holders of 10% of a class of the Company’s equity securities are subject to the SEC’s “short-swing” profit rules, which requires the disgorgement of any profit realized from any non-exempt purchase and sale of securities of the Company that occurs within a six-month period. Accordingly, as a general rule, any Company securities purchased by such persons in the open market (i.e., not including stock purchased upon exercise of an employee stock option or vesting of restricted stock units or under an employee stock purchase plan) should be held for a minimum of six months or longer.

6. Individual Responsibility; Company Assistance.
Each Covered Person is responsible for adhering to this Policy and avoiding improper transactions. In this regard, it is imperative that each Covered Person use their best judgment. Any Covered Person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Financial Officer, General Counsel or their designee. However, any action on the part of the Company, or its employees or Board Members, pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate the individual from liability under applicable securities laws.
Section 16 Filings. While the Company expects to assist Board Members and Section 16 Officers (including Covered Family Members and Controlled Entities of such persons) (collectively, “Section 16 Reporting Persons”) with reports required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934 (“Section 16 reports”), and expects such assistance to include form preparation for all Section 16 Reporting Persons other than those who do not require such assistance, the obligation to file Section 16 reports (e.g. Forms 3, 4, and 5) is a personal obligation of each such person, and the Company is not responsible for any failure to file accurate or timely Section 16 reports. Each Section 16 Reporting Person must ensure that his or her broker provides the Company with detailed information (including trade date, number of shares, and exact price) regarding every transaction involving the securities of the Company, including gifts, transfers, and transactions executed under a Trading Plan or precleared as required by this Policy immediately following execution for purposes of the filing of their Section 16 reports.
7. Modifications.
This Policy has been approved by Coursera’s Board of Directors (the “Board”) and may be modified by the Board as it deems appropriate from time to time. The Company’s Chief Financial Officer or General Counsel (or their designees) may, from time to time, make non-substantive modifications to this Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) with subsequent notice to the Board.